Hannaford Bros. Co.
                                                    145 Pleasant Hill Road
                                                    Scarborough, ME  04074

                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 19, 1998

To the Shareholders:

    You are cordially invited to attend the Annual Meeting of Shareholders of HANNAFORD BROS. CO., a Maine corporation, which will be held at the offices of the Company, 145 Pleasant Hill Road, Scarborough, Maine, on Tuesday, May 19, 1998, at 9:30 a.m. The purpose of the Meeting will be to consider and act upon the following:

    1. Election of four Class II Directors to serve until the Annual Meeting of Shareholders in 2001.

    2. Election of two Class I Directors to serve until the Annual Meeting of Shareholders in 2000.

    3. Ratification of the appointment of Coopers & Lybrand L.L.P. as independent auditors of the Company for the fiscal year ending January 2, 1999.

    4.  A proposal to approve the 1998 Stock Option Plan.

    5.  A proposal to re-approve the 1993 Long Term Incentive Plan.

    6. Such other business as may properly come before the Meeting and any adjournment thereof.

    The Board of Directors has fixed the close of business on March 24, 1998, as the record date for the determination of shareholders entitled to receive notice of, and vote at, the Meeting and any adjournment thereof.

                                         By order of the Board of Directors


                                                                       Clerk

Scarborough, Maine
April 3, 1998

      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.


                               HANNAFORD BROS. CO.
                              145 PLEASANT HILL ROAD
                              SCARBOROUGH, ME  04074
                                  APRIL 3, 1998

                                  PROXY STATEMENT
                          ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 19, 1998

    The accompanying proxy is solicited by the Board of Directors of HANNAFORD BROS. CO. (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at the offices of the Company, 145 Pleasant Hill Road, Scarborough, Maine, at 9:30 a.m., on Tuesday, May 19, 1998, and any adjournment thereof. When such proxy is properly executed and returned, the shares it represents will be voted at the Meeting in accordance with any directions noted thereon; or in the absence of specific directions as to any proposal, it will be voted in favor of each nominee and proposal identified below. Any shareholder giving a proxy has the power to revoke it at any time before it is voted. A proxy may be revoked by filing a written notice of revocation with an Assistant Secretary of the Company, by submitting a duly executed proxy bearing a later date or by revocation made in person at the Meeting.

    The proxy and this proxy statement are being mailed or delivered to shareholders on or about April 4, 1998.

VOTING SECURITIES OF THE COMPANY

    As of March 24, 1998, there were outstanding and entitled to vote 42,308,697 shares of Common Stock, par value $.75 per share. Each share of Common Stock is entitled to one vote. Only shareholders of record at the close of business on March 24, 1998, will be entitled to vote at the Meeting. Each of the following were beneficial holders of more than 5% of the outstanding Common Stock of the Company at the close of business on March 24, 1998. Unless indicated to the contrary, the persons or parties shown as beneficial holders have the sole power to vote and dispose of the shares shown as owned by them.
                                       AMOUNT AND
                                       NATURE OF
      NAME AND ADDRESS                 BENEFICIAL            PERCENT
    OF BENEFICIAL HOLDER               OWNERSHIP             OF CLASS

Sobey Parties(1)                       10,835,921              25.6
115 King Street
Stellarton, Nova Scotia, Canada B0K 1S0

Sanford C. Bernstein & Co., Inc.(2)     2,212,427               5.2
One State Street Plaza
New York, New York 10004


(1) The Sobey Parties include Donald R. Sobey, David F. Sobey, the Estate of William M. Sobey, Empire Company Limited, E.C.L. Investments Limited, the Pension Plan for Employees of Sobeys Inc., the Deferred Profit Sharing Plan for Eligible Employees of Sobeys Inc. and Pauljan Limited. Information regarding ownership by the Sobey Parties is given in reliance on their latest Form 5 filing, made on or about February 12, 1997, with the Securities and Exchange Commission.

(2) Sanford C. Bernstein & Co., Inc. is a broker-dealer. The shares are held for the account of discretionary clients who have the right to receive dividends from, and the proceeds of any sale of, these shares and the right to determine the voting of such shares. Information regarding ownership by Sanford C. Bernstein & Co., Inc. is given in reliance on its amended Schedule 13G filed on or about January 30, 1998, with the Securities and Exchange Commission.



    The following table sets forth the beneficial ownership of Common Stock by each Director, each other nominee for election as a Director, the other executive officers named in the Summary Compensation Table on page 8, and all Directors and executive officers of the Company as a group, at the close of business on March 24, 1998. Except as otherwise indicated, each person owns less than 1% of the outstanding Common Stock.

                                         SHARES OF
                                        COMMON STOCK             PERCENT OF
         NAME                        BENEFICIALLY OWNED            CLASS
Directors/Nominees

    Bruce G. Allbright                      6,587(1)

    Robert D. Bolinder                     12,150(2)

    William T. End                          5,550(3)

    Hugh G. Farrington                    351,587(4)

    James W. Gogan                         21,600

    Richard K. Lochridge                    7,587(5)

    Renee M. Love                           3,150(6)

    Claudine B. Malone                      1,889

    Robert J. Murray                        2,000

    Dr. Walter J. Salmon                  135,560(7)

    John Robert Sobey                           0(8)

    David F. Sobey                     10,835,921(9)               25.6

    Robert L. Strickland                    3,000

    Robert J. Tarr, Jr.                     3,500(10)

Other Named Executive Officers

    Richard A. Anicetti                    42,430(11)

    Paul A. Fritzson                       43,207(12)

    Ronald C. Hodge                        36,409(13)

    Blythe J. McGarvie                     20,928(14)

    Larry A. Plotkin                       79,072(15)

All Executive Officers and Directors
   as a Group                           11,699,638(15)              27.7

 (1) Includes 4,587 shares that Mr. Allbright has the right to acquire within 60 days by exercise of stock options.

 (2) Includes 2,150 shares that Mr. Bolinder has the right to acquire within 60 days by exercise of stock options.

 (3) Includes 2,150 shares that Mr. End has the right to acquire within 60 days by exercise of stock options.

 (4) Includes 524 shares owned by Mr. Farrington's wife. Also includes 132,567 shares that Mr. Farrington has the right to acquire within 60 days by exercise of stock options.

 (5) Includes 4,587 shares that Mr. Lochridge has the right to acquire within 60 days by exercise of stock options.

 (6) Includes 2,150 shares that Ms. Love has the right to acquire within 60 days by exercise of stock options.

 (7) Includes 1,500 shares owned by Dr. Salmon's wife.

 (8) John Robert Sobey, because of business and family relationships, may be deemed to be the beneficial owner of some or all of 10,835,921 shares of Hannaford Common Stock held by the Sobey Parties. John Robert Sobey expressly disclaims any beneficial ownership.

 (9) David F. Sobey, because of business and family relationships, may be deemed to be the beneficial owner of some or all of 10,835,921 shares of Hannaford Common Stock held by the Sobey Parties. David F. Sobey expressly disclaims beneficial ownership of all except 36,110 of said shares (See "Voting Securities of the Company," Page 1).

(10) Includes 1,000 shares held in a family charitable trust.

(11) Includes 34,862 shares that Mr. Anicetti has the right to acquire within 60 days by exercise of stock options.

(12) Includes 35,227 shares that Mr. Fritzson has the right to acquire within 60 days by exercise of stock options.

(13) Includes 28,377 shares that Mr. Hodge has the right to acquire within 60 days by exercise of stock options.

(14) Includes 18,045 shares that Mrs. McGarvie has the right to acquire within 60 days by exercise of stock options.

(15) Includes 10,368 shares owned by Mr. Plotkin's spouse and children. Also includes 39,832 shares that Mr. Plotkin has the right to acquire within 60 days by exercise of stock options.

(16) Includes 12,392 shares held by immediate family members. Also includes 379,509 shares which may be acquired within 60 days by exercise of stock options.


                            ELECTION OF DIRECTORS

     The Articles of Incorporation of the Company provide for a Board of Directors of not fewer than seven nor more than eighteen members, as from time to time may be determined by resolution of the shareholders or the Directors. The Board of Directors is divided into three classes, each such class having a three-year term of office with the term of office of one such class expiring at the Annual Meeting of Shareholders each year. The term of the Class II Directors expires at the upcoming Meeting.

     The nominees for election as Class II Directors at this Meeting are Hugh G. Farrington, David F. Sobey, Robert L. Strickland and Robert J. Tarr, Jr. Messrs. Farrington, Sobey and Strickland are current Class II Directors who are standing for re-election. Mr. Tarr is a nominee as a new Director. The nominees for election as Class I Directors at this meeting are Walter J. Salmon and John Robert Sobey. Dr. Salmon is currently a Class II Director and is standing for re-election into Class I for purposes of future Board succession planning. Mr. Sobey is a nominee for election to succeed James
W. Gogan as one of the two designees of the Sobey Parties. Mr. Gogan will be retiring from the Board effective May 19, 1998.

     Messrs. Farrington, Salmon, D. Sobey, J. R. Sobey, Strickland and Tarr have consented to serve as Directors if elected. Should any nominee become unavailable for election (which is not presently anticipated), the discretionary authority provided in the proxy may be exercised to vote for a substitute. No proxy may be voted for more than four nominees for Class II Directors nor more than two nominees for Class I Directors. Candidates receiving the greatest number of votes cast will be elected to the Board. (Abstentions and broker non-votes will not affect the tally of votes cast in the election. A "non-vote" occurs when a broker or other fiduciary, holding shares for a beneficial owner, votes on one proposal but lacks authority from such owner to vote on another proposal.)

     The following table sets forth for each Director or other nominee, his or her name, principal occupations or employment for at least the past five years, class of directorship, age on March 24, 1998, and year first elected a Director.

                          PRINCIPAL OCCUPATION                    DIRECTOR
       NAME                   OR EMPLOYMENT                     AGE    SINCE

CLASS I (TERM EXPIRES AT THE 2000 ANNUAL MEETING)

Bruce G. Allbright(1)     Retired President, Dayton Hudson      69     1991
                          Corporation, Minneapolis, Minnesota

William T. End(2)         Chairman and Chief Executive Officer, 50     1995
                          International Cornerstone Group,
                          Portland, Maine (Catalog Retailer);
                          Chief Executive Officer, Lands' End,
                          Inc., 1991 to 1995; Executive Vice
                          President, L.L. Bean, Inc., 1975
                          to 1991.

James W. Gogan(3)         President and Chief Executive         59     1988
(Retiring May 19, 1998)   Officer, Empire Company Limited,
                          Stellarton, Nova Scotia (Holding
                          Company)


Claudine B. Malone(4)     President, Financial & Management      61     1991
                          Consulting, Inc., McLean, Virginia

John Robert Sobey(5)      President & Chief Operating Officer,   49       --
(nominee for election)    Sobeys Inc., Stellarton, Nova Scotia

CLASS II (TERM EXPIRES AT THIS ANNUAL MEETING)

Hugh G. Farrington(6)     Chief Executive Officer since          53     1981
                          May 1992; President since 1984;
                          Executive Vice President
                          1981 to 1984; Senior Vice
                          President 1980 to 1981; Vice
                          President 1977 to 1980

Dr. Walter J. Salmon(7)   Stanley Roth, Sr., Professor           67     1964
                          of Retailing, Emeritus, Harvard
                          University Graduate School
                          of Business Administration,
                          Boston, Massachusetts

David F. Sobey(8)         Chairman of the Board,                 66     1981
                          Sobeys Inc., Stellarton,
                          Nova Scotia

Robert L. Strickland(9)   Retired Chairman of the Board,         67     1994
                          Lowe's Companies, Inc., Winston-Salem,
                          North Carolina

Robert J. Tarr, Jr.(10)   Consultant; formerly President, Chief  54      --
(nominee for election)    Executive Officer and Chief Operating
                          Officer, Harcourt General, Inc. and
                          The Neiman Marcus Group, Inc., Boston,
                          Massachusetts from 1991 to 1997

CLASS III (TERM EXPIRES AT THE 1999 ANNUAL MEETING)

Robert D. Bolinder(11)    President, Robert D. Bolinder           66    1984
                          Associates, Management Consultants,
                          Boise, Idaho; retired Executive
                          Vice President, Smith's Food and
                          Drug Centers, Inc., Salt Lake City,
                          Utah

Richard K. Lochridge(12)  President, Lochridge & Company, Inc., 54     1993
                          Boston, Massachusetts (Management
                          Consulting)

Renee M. Love(13)         Chairman and Chief Executive Officer, 52     1996
                          Omega Group, Inc., Bryn Mawr,
                          Pennsylvania (Strategic Consulting)

Robert J. Murray(14)      Chairman and Chief Executive Officer, 56      --
                          New England Business Service, Inc.,
                          Groton, Massachusetts; formerly Executive
                          Vice President of the North Atlantic
                          Group of The Gillette Company,
                          Boston, Massachusetts, from 1991 to 1995




 (1) Mr. Allbright is a member of the Human Resources Committee of the Board. He is also a Director of TCF Financial and G & K Services.
 (2) Mr. End is Chairperson of the Human Resources Committee of the Board and is a member of the Corporate Governance Committee of the Board. Prior to rejoining the Board in 1995, Mr. End served as a Hannaford Director from 1983 to 1993.
 (3) Mr. Gogan is a member of the Audit and Finance Committees of the Board. He is also a Director of Empire Company Limited and Wajax Limited.
 (4) Ms. Malone is Chairperson of the Audit Committee of the Board and a member of the Corporate Governance Committee of the Board. She is also a Director of Hasbro, Inc.; Houghton Mifflin Company; The Limited, Inc.; Union Pacific Resources; Dell Computer Corporation; Lowe's Companies, Inc.; Lafarge Corporation; Mallinckrodt Group; and SAIC.
     She is a Trustee of the Massachusetts Institute of Technology and is Chairperson of the Federal Reserve Bank of Richmond.
 (5) Mr. J. R. Sobey is a Director of Empire Company Limited and Sobeys Inc.
 (6) Mr. Farrington is a member of the Executive Committee of the Board.
 (7) Dr. Salmon is Chairman of the Board, Chairperson of the Executive Committee of the Board and a member of the Finance and Corporate Governance Committees of the Board. He is also a Director of Luby's Cafeterias, Inc.; Circuit City Stores, Inc.; The Neiman Marcus Group, Inc.; The Quaker Oats Company; Harrah's Entertainment, Inc; Cole National Corporation; and PetsMart, Inc. He is also a Director of the Tufts Health Plan and the Harvard Business School Publishing Company.
 (8) Mr. D. Sobey is a member of the Executive Committee of the Board. He is also a Director of Empire Company Limited; Sobeys Inc.; and
     CHC Helicopter Corporation.
 (9) Mr. Strickland is Chairperson of the Corporate Governance Committee of the Board and is a member of the Human Resources and Executive Committees of the Board. He is also a Director of Lowe's Companies, Inc.; and T. Rowe Price Associates, Inc. He is Deputy Chairperson of the Federal Reserve Bank of Richmond.
(10) Mr. Tarr is a Director of Houghton Mifflin Company; and John Hancock Mutual Life Insurance Company.
(11) Mr. Bolinder is Chairperson of the Finance Committee of the Board and a member of the Corporate Governance Committee of the Board. He is also a Director of Idaho Power Company.
(12) Mr. Lochridge is a member of the Executive, Finance and Human Resources Committees of the Board. He is also a Director of Dynatech Corporation.
(13) Ms. Love is a member of the Audit Committee of the Board.
(14) Mr. Murray is a member of the Audit Committee of the Board. He is also a Director of Allmerica Financial Corporation; Fleet National Bank; LoJack Corporation; and New England Business Service, Inc.


                      INFORMATION CONCERNING THE BOARD OF
                        DIRECTORS AND BOARD COMMITTEES

MEETINGS

    During 1997 the Board of Directors of the Company held six meetings. Each Director attended 75% or more of the total Board and Committee meetings he or she was eligible to attend in 1997.

COMMITTEES

    The Company has an Audit Committee, Human Resources Committee, Corporate Governance Committee and Finance Committee, each consisting of non-management members of the Board, and an Executive Committee, consisting of management and non-management members. Each Committee is elected by the Board of Directors.

    The Audit Committee's function is to oversee the work of the Company's internal and external auditors and to monitor the adequacy of the accounting and internal control system. The Committee met on six occasions during 1997.

    The Human Resources Committee reviews the compensation of the Directors and senior executives and makes recommendations to the Board with respect to proposed changes in compensation programs. The Committee has broad discretion over the administration of various compensation plans of the Company, and, in certain instances, has the authority to directly amend benefit plans. The Committee met on five occasions during 1997.

    The Corporate Governance Committee reviews various matters concerning the Board's role and the relationship between the Board and senior management. For example, the Committee makes recommendations on the composition of Board committees and is charged with overseeing the Board's processes for evaluating performance of the Chairman of the Board and the Chief Executive Officer. The Committee is also responsible for nominating candidates for election to the Board and will consider suggestions from shareholders on Director nominations. Suggested nominees will be evaluated on the basis of their qualifications and the long-range objectives of the Company. See "Shareholder Proposals" at page 19 below for a description of procedures by which a shareholder may nominate one or more candidates for election to the Board. The Corporate Governance Committee met on five occasions during 1997.

    The Finance Committee oversees and makes recommendations to the Board with respect to financial structure, dividend policy and related matters. It also serves as the named fiduciary responsible for overseeing the investment of the assets of the Company's tax-qualified retirement plans. The Committee met on five occasions during 1997.


    The Executive Committee's primary function is to act on behalf of the Board at times when it is impractical to call a special meeting of the entire Board. The powers of the Executive Committee are limited by the Bylaws of the Company and by applicable Maine law. For example, the Committee is not permitted to amend the Articles of Incorporation or Bylaws of the Company or to adopt any plan of merger or consolidation on behalf of the Board. Pursuant to an amended Standstill Agreement, the Sobey Parties are entitled to designate one member of the Executive Committee. See "Agreement with Sobey Parties," page 17. The Committee did not meet during 1997.

DIRECTORS' COMPENSATION

    Each non-management Director is paid an annual retainer of $24,000 for services as a Director. Non-management Directors (other than Dr. Walter J. Salmon) receive fees of $1,000 for each Board meeting attended and $1,000 for each committee meeting attended. Committee Chairpersons receive an additional annual retainer of $2,500 for such services. Hugh G. Farrington (the only management member of the Board) receives no additional compensation for his services as a Director. All Directors are reimbursed for any out-of-pocket expenses incurred in attending Board and committee meetings.

    Dr. Salmon also receives $76,000 per year, which covers his services as Chairperson of the Board and Chairman of the Executive Committee, his Board and committee meeting attendance fees and the additional consulting services he provides.

    In addition to her annual retainer and fees for Board and committee meetings attended, the firm in which Renee M. Love serves as a principal officer has a consulting arrangement with the Company. The Company paid Omega Group, Inc. $48,800, plus reasonable out-of-pocket expenses to third parties, for an assignment that was completed in 1997.

    The Company maintains a Stock Ownership Plan for Outside Directors which offers non-management Directors a potential source of performance-based deferred compensation tied to the long-term performance of the Company as measured by the price of its Common Stock.

    PERFORMANCE SHARES. Under the Plan, each non-management Director is credited annually with a specified number of "performance shares", whose value will be determined over a five-year "performance period". (In the event that a Director leaves the Board before age 70, except in the case of death or disability, the performance period for each outstanding award will terminate at the end of the fiscal year in which the Director ceases to be a member of the Board.) At the end of the performance period for a given award, the number of performance shares is multiplied by the increase (if any) in the trading price of the Common Stock over such period. The resulting figure (in dollars) is then credited to a deferral account for the Director, where it is treated as if it were invested in Common Stock of the Company (with adjustments to reflect reinvestment of dividends paid on such stock and changes in the trading price of the stock). The following Directors hold the number of common stock equivalents indicated: Mr. Allbright, 1,340; Mr. Bolinder, 2,828; Mr. End, 1,094; Mr. Gogan, 2,649; Ms. Malone, 1,340; Dr. Salmon, 3,367;
    and Mr. D. Sobey, 3,008.

    Generally, amounts credited to a Director's deferral account will be paid to her or him in a lump sum or in monthly installments over a period not to exceed 10 years. Payments may not begin until the Director leaves the Board or reaches age 70, whichever is later. All payments from the Plan are made in cash.

    For 1997 each non-management Director received an award under the Plan equal to 1,400 performance shares. The number of performance shares presently held by the non-management Directors are: Mr. Allbright, 7,600; Mr. Bolinder, 7,600; Mr. End, 4,300; Mr. Gogan, 7,600;
    Mr. Lochridge, 7,600; Ms. Love, 2,600; Ms. Malone, 7,600; Mr. Murray, 1,200; Dr. Salmon, 7,600; Mr. D. Sobey 7,600; and Mr. Strickland, 5,900. As described above, the ultimate value of the performance shares will vary depending upon the future market price of the Company's Common Stock.

    The Plan also allows non-management Directors to receive stock options in lieu of their annual retainers or to defer their compensation, as described below.

    STOCK OPTIONS. Each non-management Director may elect to receive his or her annual retainer in the form of a stock option rather than cash. This election must be made by the Director before January 1 of the relevant year, and cannot be made for less than the entire annual retainer for that year. If so elected, the stock option is granted as of the first trading day of the new year. The option entitles the Director to purchase Common Stock at an exercise price equal to 100% of the closing price of Hannaford Common Stock on the New York Stock Exchange as of the grant date. The number of shares covered by the option is set by formula and equals (i) three times the annual retainer, divided by (ii) the closing price per share of the Common Stock on the grant date. The exercise price is payable in cash or previously acquired stock (or any combination thereof) at the time of exercise. The option becomes exercisable one year after the date of grant, but will be forfeited if for any reason (other than a "change in control event" as defined) the Director's service on the Board terminates before December 31 of that year. (If the option is forfeited, the Director will receive a cash payment for the portion of the annual retainer earned through the termination date.) Each option will expire ten years from the date of grant if not exercised.


    DEFERRAL OF COMPENSATION. Each non-management Director may at any time (but not more frequently than once a year) elect to defer receipt of any Director compensation (i.e., annual retainer, meeting fees, committee chairperson retainer, and consulting fees) that would otherwise be paid to him or her in cash. The deferral period expires upon termination of the Director's service on the Board. The Director must designate at the time of the deferral election whether the compensation deferred is ultimately to be paid in stock or in cash.

         STOCK DEFERRAL. Whenever the Director would otherwise receive payment of compensation, the Company will credit to his or her account that number of stock units which equals (i) the amount deferred, divided by (ii) the closing price per share of the Common Stock on the deferral date. Payout of the deferred amounts will be made in the form of Common Stock.

         CASH DEFERRAL. Whenever the Director would otherwise receive payment of compensation, the Company will credit the payment amount to the Director's account and will thereafter credit the account with interest at the rate paid on five-year Treasury notes. This cash deferral feature of the Plan is virtually identical to a cash deferral arrangement that has been available to non-management Directors for many years.

    The Company has established stock ownership guidelines for Directors. The guidelines encourage each Director to acquire and maintain an interest in Hannaford stock having a value of at least five times the annual retainer. The stock equivalents, stock options and stock deferral units, described above, under the Stock Ownership Plan are counted toward this target. The guidelines and the Stock Ownership Plan are intended to further align the interests of the Directors and shareholders. For a description of stock ownership of the Directors holdings of Hannaford stock and stock options, see the table and accompanying notes on page 2.




                                  COMPENSATION OF EXECUTIVE OFFICERS

                                      SUMMARY COMPENSATION TABLE

The following table provides information concerning compensation paid to the named executive officers for the past three years.
                                                                           Long Term
                                                                          Compensation
                                          Annual Compensation        Awards     Payouts
Name and                                                           Securities    LTIP       All Other
Principal                                Salary         Bonus      Underlying  Payouts(2) Compensation(3)
Position                     Year         ($)(1)         ($)       Options (#)    ($)          ($)
HUGH G. FARRINGTON           1997        428,077       213,847       30,981      111,462      2,625
 President and               1996        400,000       175,000       29,630       75,591      2,625
 Chief Executive Officer     1995        375,000       188,287       31,543      134,290      2,625

RICHARD A. ANICETTI          1997        203,846       101,779        6,256       23,926      6,000
 Senior Vice President/Gen.  1996        185,000        80,938       37,367       13,043      6,000
 Manager, Southeast          1995        157,404        79,370       12,146       12,813      6,000
 Operations

PAUL A. FRITZSON             1997        203,846       101,779        6,256       23,931      2,625
 Sr. Vice Pres., Marketing,  1996        185,000        80,938       37,367       16,022      2,625
 Merchandising&Distribution  1995        157,404        79,370       12,146       27,300      2,625

RONALD C. HODGE              1997        203,846       101,779        8,717       24,060      2,625
 Senior Vice President,      1996        185,000        80,938       37,367       13,362      2,625
 Northeast Operations        1995        160,557        80,915       12,470       13,226      2,625

BLYTHE J. MCGARVIE           1997        203,846       101,779        7,946       22,424      2,625
 Senior Vice President and   1996        185,000        80,938        6,597        8,680      2,625
 Chief Financial Officer     1995        167,981        84,488       13,766        8,027          0

LARRY A. PLOTKIN             1997        203,846       101,779        6,256       25,650      2,625
 Senior Vice President,      1996        189,000        82,688        6,739       20,163      2,625
 Corporate Development       1995        181,600        91,181        7,353       34,857      2,625

(1)  Reflects a 53 week fiscal year for 1997.
(2)  Reflects payouts under the LONG-TERM INCENTIVE PLAN for the three-year award period ending in the stated year.
(3)  Reflects Company matching contributions allocated to each officer's account under the SAVINGS AND
     INVESTMENT PLAN.

                            OPTION GRANTS IN LAST FISCAL YEAR

The following table provides information on option grants to the named executive officers during the past year.  No stock appreciation rights ("SARs") were granted during this period.

                                        Individual Grants(1)

                        Number of
                        Securities     % of Total
                        Underlying      Options
                         Options       Granted to     Exercise or                     Grant Date
                         Granted      Employees in    Base Price     Expiration        Present
       Name                (#)        Fiscal year      ($/Share)        Date           Value(2)
Hugh G. Farrington        27,293          6.7%          $34.625       05/12/07         $253,279
                      (3)  3,688           .1%           40.3125      05/13/01           27,881

Richard A. Anicetti        6,256          1.5%           34.625       05/12/07           58,056

Paul A. Fritzson           6,256          1.5%           34.625       05/12/07           58,056

Ronald C. Hodge            6,256          1.5%           34.625       05/12/07           58,056
                      (3)  1,207                         42.25        05/13/01            9,572
                      (3)  1,254                         42.25        05/14/02           11,775

Blythe J. McGarvie         6,256          1.5%           34.625       05/12/07           58,056
                      (3)  1,690                         34.875       05/24/05           13,098

Larry A. Plotkin           6,256          1.5%           34.625       05/12/07           58,056

(1)  All options were granted under the 1988 STOCK PLAN at 100% of market price at the date of grant.
     All options (other than reload options) are fully exercisable three years after grant (with one third becoming exercisable each year after grant).  The exercise price may be paid in cash or by surrender of currently owned Common Stock (valued at 100% of market price).  Payment in shares entitles the holder to a "reload" option for that number of shares.  Each reload option generally becomes exercisable one year after grant, and carries the same expiration date as the original option.
(2)  Computed under the Black-Scholes method based on one-half of the full stated option term.  For options expiring 5/12/07, assumes an interest rate of 6.85%, annual dividend yield of 1.55% and volatility of 19.42%.  For reload options expiring 5/13/01, 5/14/02 and 5/24/05, assumes an interest rate of 6.18%, annual dividend yield of 1.57% and volatility of 19.36%.
(3)  Reload option granted upon exercise of the underlying option through a surrender of Common
     Stock.  See note (1) above.


                             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                      FISCAL YEAR-END OPTION VALUES


The following table provides information on option exercises by the named executive officers during the past year and the value of such officers' unexercised options at January 3, 1998, the last day of the Company's fiscal year.  No SARs were outstanding during this period.


                                                        NUMBER OF                  VALUE OF
                                                   SECURITIES UNDERLYING         UNEXERCISED
                                        VALUE      UNEXERCISED OPTIONS          IN-THE-MONEY
                  SHARES ACQUIRED ON  REALIZED        AT FY-END (#)         OPTIONS AT FY-END (2)($)
      NAME           EXERCISE (#)      (1)($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
Hugh G. Farrington      14,731         298,137   113,592        50,734      2,125,462     481,530
Richard A. Anicetti          0               0    30,578        41,424        507,591     425,826
Paul A. Fritzson         2,074          33,054    30,943        41,424        570,945     425,826
Ronald C. Hodge          5,753         119,529    24,093        43,885        427,338     427,364
Blythe J. McGarvie       2,204          17,908    13,761        12,344        213,925     120,107
Larry A. Plotkin             0               0    35,501        10,748        701,046     107,762


(1) Amounts in this column reflect the market price of the Common Stock at the date of exercise, minus the exercise price of the option.
(2) Amounts in this column reflect the market price of the Common Stock on January 2, 1998 ($42.875), minus the exercise price of the option.  All options were granted at 100% of market price on the date of grant.  The term "in-the-money" refers to options having an exercise price less than the year-end market price.



                           LONG TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR

The following table provides information on long term incentive awards granted to the named executive officers.  All awards were granted under the 1993 LONG TERM INCENTIVE PLAN and cover the three-year performance period beginning in 1997.

                                                                  ESTIMATED FUTURE PAYOUTS
                    NUMBER OF SHARES,    PERFORMANCE OR      UNDER NON-STOCK PRICE-BASED PLANS
                     UNITS OR OTHER       OTHER PERIOD
                      RIGHTS(1)(#)           UNTIL       THRESHOLD(2)    TARGET(2)     MAXIMUM(2)
                                         MATURATION OR       ($)            ($)           ($)
                                            PAYOUT
Hugh G. Farrington    16.67% of Cash         Fiscal        109,278         327,834       491,750
                     Compensation for       1997-1999
                     the Next 3 Years

Richard A. Anicetti     8% of Cash           Fiscal         24,973          74,918       112,378
                     Compensation for       1997-1999
                     the Next 3 Years

Paul A. Fritzson        8% of Cash           Fiscal         24,973          74,918       112,378
                     Compensation for       1997-1999
                     the Next 3 Years

Ronald C. Hodge         8% of Cash           Fiscal         24,973          74,918       112,378
                     Compensation for       1997-1999
                     the Next 3 Years

Blythe J. McGarvie      8% of Cash           Fiscal         24,973          74,918       112,378
                     Compensation for       1997-1999
                     the Next 3 Years

Larry A. Plotkin        8% of Cash           Fiscal         24,973          74,918       112,378
                     Compensation for       1997-1999
                     the Next 3 Years

(1) The Plan provides for a "basic award" equal to a specified percentage of the executive officer's salary and annual incentive compensation over a three-year award period.  The
    "actual award" subject to payout is based on after-tax cumulative earnings per share
    (EPS) growth over the three-year period.
(2) "Threshold", "target" and "maximum" refer, respectively, to 33%, 100% and 150% of the basic award.  The target amount will be paid if the targeted EPS growth is achieved.
    The threshold amount will be paid upon achievement of 67% of the targeted EPS growth.
    The maximum amount will be paid upon achievement of 125% of the targeted EPS growth.
    Since the actual award is a function of future compensation paid over three years, the amount of a potential award cannot presently be determined.  The amounts set forth are for illustrative purposes only and are computed on the assumptions that (i) cash compensation for each officer during the award period increases by 4% per year and
    (ii) the Company meets or exceeds the relevant performance goal.  The Human Resources
    Committee may decrease an executive officer's payout if it determines his or her performance to be inconsistent with the amount of the award.



                                 PENSION PLAN

     The following table sets forth aggregate estimated annual benefits payable upon retirement to employees under the RETIREMENT PLAN and the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, as in effect through 1997.



                                     YEARS OF SERVICE

REMUNERATION        15       20       25       30       35       40       45

$ 50,000      $  9,052 $ 12,070 $ 15,087 $ 18,104 $ 18,104 $ 18,104 $ 18,104
 100,000        20,302   27,070   33,837   40,604   40,604   40,604   40,604
 150,000        31,552   42,070   52,587   63,104   63,104   63,104   63,104
 200,000        42,802   57,070   71,337   85,604   85,604   85,604   85,604
 250,000        54,052   72,070   90,087  108,104  108,104  108,104  108,104
 300,000        65,302   87,070  108,837  130,604  130,604  130,604  130,604
 350,000        76,552  102,070  127,587  153,104  153,104  153,104  153,104
 400,000        87,802  117,070  146,337  175,604  175,604  175,604  175,604
 500,000       110,302  147,070  183,837  220,604  220,604  220,604  220,604






    Benefits are calculated on the basis of (i) the participant's years of service (as defined) and (ii) his or her annual compensation averaged over the 60 months preceding his or her retirement date. Benefits are based on the assumption that payments are made in the form of a straight life annuity. For the named executive officers, covered compensation excludes incentive compensation and is substantially identical to compensation reflected in the "Salary" column of the Summary Compensation Table. The present years of service for the named executive officers are as follows:
Mr. Farrington 29 years, Mr. Anicetti 15 years, Mr. Fritzson 20 years, Mr. Hodge 17 years, Mrs. McGarvie 3 years and Mr. Plotkin 26 years.

    The table does not reflect a recent plan amendment which became effective January 1, 1998. Under the amendment, a participant's retirement benefit as of December 31, 1997, will be expressed as a cash balance account that includes an adjustment for participants who have fewer years to accrue future benefits under the cash balance design. The new design includes an annual contribution credit equal to 3% of compensation and monthly interest credits at the one-year Treasury Bill rate plus 1/2 of 1%.

                    OTHER CONTRACTS WITH EXECUTIVE OFFICERS

    Set forth below is a summary of other employment-related contracts with the executive officers named in the Summary Compensation Table.

EMPLOYMENT CONTINUITY AGREEMENTS

    The Company has Employment Continuity Agreements with each of the named executive officers.

    The agreement for Mr. Farrington provides that if within 12 months following a change in control, the Company terminates the employment of Mr. Farrington, other than for good cause (as defined in the agreement), or Mr. Farrington voluntarily terminates employment for good reason (as defined), he is entitled to a cash payment equal to (i) 300% of his annual base salary in effect on the date of the change in control, and (ii) 300% of the basic award he would have received for the year in which such termination occurs, pursuant to the HANNAFORD BROS. CO. ANNUAL INCENTIVE PLAN, assuming for such year that actual profit will equal budgeted profit (as those terms are defined in the plan). In addition, he is entitled to continue participation in the Company's insurance and certain employee benefit plans (excluding the tax-qualified retirement plans) for a period of 36 months following termination of employment, unless his continued participation in such plans is provided for under the plans' retirement provisions. Further, upon such termination, he is entitled to acceleration of payments under the DEFERRED COMPENSATION PLAN, payment of the award earned under the HANNAFORD BROS. CO. ANNUAL INCENTIVE PLAN prior to his termination, and to such benefits and rights as are provided under the Company's 1988 STOCK PLAN, 1998 STOCK OPTION PLAN, 1993 LONG TERM INCENTIVE PLAN and SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. For purposes of calculating any benefit payable under the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, the number of his monthly contribution credits is increased to reflect an additional 36 months of participation.

    For the other named executive officers, if within 12 months following a change in control, the Company terminates the employment of the officer, other than for good cause (as defined), or the officer voluntarily terminates employment for good reason (as defined), such officer is entitled to a cash payment equal to (i) 200% of his annual base salary in effect on the date of the change in control, and (ii) 200% of the basic award he or she would have received for the year in which such termination occurs, pursuant to the HANNAFORD BROS. CO. ANNUAL INCENTIVE PLAN, assuming for such year that actual profit will equal budgeted profit (as those terms are defined in the plan). In addition, such officer is entitled to continue participation in the Company's insurance and certain employee benefit plans (excluding the tax-qualified retirement plans) for a period of 24 months following termination of employment, unless his or her continued participation in such plans is provided for under the plans' retirement provisions. Further, upon such termination, such officer is entitled to the same acceleration of deferred compensation payments and payment of annual incentive award as is provided under the agreement for Mr. Farrington, and to such benefits and rights as are provided under the 1988 STOCK PLAN, 1998 STOCK OPTION PLAN, 1993 LONG TERM INCENTIVE PLAN and SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. For purposes of calculating any benefit payable with respect to such officer under the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, the number of his or her monthly contribution credits is increased to reflect an additional 24 months of participation.

    Under these agreements, a "change in control" is defined to include (i) the acquisition of 27% or more of the Company's voting stock by any party,
(ii) Hannaford ceasing to be a publicly-held company, (iii) the outside directors at the beginning of any 25-month period constituting less than a majority of the Board of Directors at the end of such period, (iv) the Company's shareholders approving any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property (other than a merger or consolidation in which the holders of Common Stock immediately prior to the merger or consolidation have substantially the same proportionate ownership and voting control of the surviving corporation immediately after the merger or consolidation), or
(v) the Company's shareholders approving any sale, lease, exchange, liquidation or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.


    The Board of Directors has authorized the creation of a separate trust to secure the payment of benefits under the Employment Continuity Agreements, THE NONQUALIFIED SAVINGS AND INVESTMENT PLAN and the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN in the event that the Company were to undergo a change in control. Upon the occurrence of an event deemed to be a change in control (as described above), the Company will be required to place sufficient assets in the trust to cover its payment obligations under such agreements and plans. These trust assets will, however, remain subject to the claims of other creditors of the Company. If and to the extent that trust assets are insufficient to meet the Company's obligations under the agreements and plans, the Company will be required to pay such benefits from its general assets.

    If within 12 months following a change in control, the Company were to terminate the employment of Messrs. Farrington, Anicetti, Fritzson, Hodge, Plotkin or Mrs. McGarvie, other than for good cause (as defined), or if any of Messrs. Farrington, Anicetti, Fritzson, Hodge, Plotkin or Mrs. McGarvie were to voluntarily terminate employment with good reason (as defined), the Employment Continuity Agreements would provide for cash severance payments of $1,966,500, $624,000, $624,000, $636,000, $624,000 and $624,000,
respectively, based on the current annual base salaries and basic awards for each of those executive officers.



                      HUMAN RESOURCES COMMITTEE REPORT ON
                            EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

COMPENSATION SHOULD BE:

- Aligned with the Company's business strategies and shareholder interests.

- Based on performance by the Company, the business unit (where applicable), and the individual.

- Competitive in the marketplace in which the Company competes for executives.

- Based on the same principles that apply to other salaried associates, except that executives should have a greater portion of their compensation at risk.

THEREFORE:

- A significant portion of compensation for executives is tied to measures of performance of the business as a whole.

- Executive compensation is tied to both short and long-term business results. In addition to rewards for annual results, executives are rewarded for achieving sustained long-term results.

- The interests of executives are linked to those of shareholders through Company stock ownership and options. The Company has established stock ownership guidelines for executives as a multiple of salary depending on position (CEO: 5; Senior Vice President: 3; Vice President: 2).

IN ADDITION,

- Special benefits and perquisites for executives are minimized and based on business necessity.


COMPENSATION STRUCTURE

Executive pay consists of base salary, annual incentives, stock options and other long-term incentives, and benefits. If the Company achieves its short and long-term goals, long-term incentive plan awards and stock options account for one-half of total compensation for the CEO, and one-third of total compensation for other senior officers.

SALARY
Salary ranges for each position reflect the skills required and the scope of responsibility of that position. Salary increases are based on individual performance and competitive data. Overall, 1997 salary levels corresponded to approximately the median level of surveyed companies. The salary of the CEO is below median because a greater portion of his compensation is paid through performance-based awards.

ANNUAL INCENTIVE PLAN
If the Company achieves an annual performance goal based on profit objectives set by the Board of Directors, executives receive target awards equal to 50% of their salary. Actual award payments range from 0 to 125% of the targeted amount, depending on Company performance. No awards are earned unless the Company attains at least 85% of the performance goal. The Board may adjust the amount awarded to any executive to reflect that individual's performance, but no such adjustment has been made for the last three fiscal years.

STOCK OPTIONS
Executives receive stock options each year entitling them to purchase shares of Hannaford stock at an option price equal to the fair market value of the stock on the date of the grant. The number of options that may be granted is based on the executive's salary (CEO: 225%; Senior Vice President: 108%; Vice President: 50%).

LONG-TERM INCENTIVE PLAN
The long-term incentive plan rewards senior executives for sustained growth in earnings per share (EPS) over a designated three-year period. Actual award payments vary from 0 to 150% of the "basic award" depending on the Company's growth in EPS relative to performance goals. The basic award is expressed as a percentage of salary and incentive pay for the three year period (CEO: 16.67%; Senior Vice President: 8%; Vice President: 8% or 4.5%). Executives receive 50% of their award in Company stock which must be held for at least three years, and the remainder in cash to meet tax withholding requirements. The Committee may adjust any executive's payout if his or her performance is inconsistent with the amount of the award, but no such adjustment has been made for the last three fiscal years.

RETIREMENT PLANS
Because current law limits the retirement benefits payable to executives from tax-qualified plans, the Company maintains a Non qualified Supplemental Executive Retirement Plan and a non-qualified Savings and Investment (401(k)) Plan in addition to the tax-qualified pension and 401(k) plans.
The combined benefits from these plans equal the amount that would be payable to executives under the tax-qualified plans, if no tax law limits were in place.

OTHER BENEFIT PLANS
Executives may participate in a number of other broad-based benefit plans, including the Employee Stock Purchase Plan, and various health and welfare benefit plans.



COMPENSATION OF CEO IN 1997

SALARY
Hugh G. Farrington, CEO, received a 5.0% increase in salary to $420,000 per year, effective January 1, 1997. The increase was based upon:

   - his performance
   - the desired mix of salary, short-term and long-term compensation
   - a review of competitive data

ANNUAL INCENTIVE
Because the Company in 1997 achieved 100% of its annual profit objective, Mr. Farrington, like other senior executives, received 100% of the target award ($213,847), equal to 50% of salary paid in 1997 ($428,077 including the 53rd week). Pursuant to its authority under the Plan, the Committee determined 1997 profits without regard to a recent non-cash impairment charge arising under SFAS No. 121.

LONG-TERM INCENTIVE PLAN
The Company's growth in earnings per share for the period 1995-1997 entitled Mr. Farrington to a payout of 37.3% of the basic award ($111,462), paid 50% in Company stock and 50% in cash. Pursuant to the Plan, earnings per share excluded the effect of the recent non-cash impairment charge.

Mr. Farrington's basic award level for the next three-year period (1998-2000) is set at 16.67% of his salary and annual incentive pay during that period.

STOCK OPTION PLAN
In 1997, Mr. Farrington received a stock option grant equal to 225% of his salary, entitling him to purchase 27,293 shares of Hannaford stock at a price equal to the fair market value of the stock on the date of grant.

GOVERNANCE

The Human Resources Committee of the Board of Directors reviews and approves all compensation arrangements for executives. The Committee, which consists entirely of non-employee Directors, retains independent consultants for advice on compensation matters. It also considers recommendations from management and the Board.

Each year, the Committee reviews the Company's compensation practices and the level of compensation of the Chief Executive Officer in light of the Board's annual performance evaluation.

The Committee sets compensation at levels appropriate to attract and retain high-quality individuals. For competitive reference, the Committee uses surveys of executive compensation at a variety of food industry and other retail companies, as well as comparisons of pay levels and financial performance at companies included in the stock performance graph shown on page 15.

The Committee believes that the Company's compensation programs during 1997 have met our objectives.

Respectfully submitted,

WILLIAM T. END, Chairman
BRUCE G. ALLBRIGHT
RICHARD K. LOCHRIDGE
ROBERT L. STRICKLAND


                           MARKET PRICE PERFORMANCE
                         OF THE COMPANY'S COMMON STOCK

    The following graph provides information on the five-year cumulative total return on Hannaford Bros. Co. Common Stock as compared to the S&P 500 Index, and an index consisting of retail food and grocery companies having shares listed on a national securities exchange.



                                 DATA POINTS

                          1992     1993     1994     1995     1996    1997

Hannaford Bros. Co.        100       98      118      116      163     211
S&P 500                    100      110      112      153      189     252
Retail Food/Grocery        100      101      107      134      173     225



Assumes $100 invested on December 31, 1991 in Hannaford Bros. Co. Common Stock, the S&P 500 Index, and the retail food and grocery index, with reinvestment of all dividends.

    The retail food and grocery index includes the following companies:

     Albertson's, Inc.                 Kroger Company
     American Stores Co.               Marsh Supermarkets, Inc.
     Food Lion, Inc.                   Penn Traffic Company
     Fred Meyer, Inc.                  Ruddick Corporation
     Giant Food, Inc.                  Safeway, Inc.
     Great Atlantic & Pacific Tea Co.  Weis Markets, Inc.
     Hannaford Bros. Co.               Winn Dixie Stores, Inc.


     The list of companies included in the retail food and grocery index was revised this year. Three companies, Smith's Food and Drug Centers, Inc., Riser Foods, Inc. and Vons Companies, Inc., which were previously included in the index, are no longer publicly traded companies. Fred Meyer, Inc. has been added.

     For purposes of computing this index, the returns of the companies have been weighted according to their respective stock market capitalizations.



                           OTHER MATTERS RELATING TO
                     THE COMPANY'S DIRECTORS AND OFFICERS

REPORTS OF DIRECTORS, OFFICERS AND CERTAIN SHAREHOLDERS

    Under Section 16(a) of the Securities Exchange Act of 1934, certain persons associated with the Company (directors, executive officers, and beneficial owners of more than 10% of the outstanding Common Stock) are required to file with the Securities and Exchange Commission and the New York Stock Exchange various reports disclosing their ownership of Company securities and changes in such ownership. To the Company's knowledge, all requisite reports were filed in a timely manner.

AGREEMENT WITH SOBEY PARTIES

    Since September 16, 1981, the Company and the Sobey Parties have been parties to an agreement (the "Standstill Agreement"), which has been amended and extended from time to time. On May 14, 1996, the Company and the Sobey Parties further extended the term of such agreement and amended various terms thereof.

    Under the Standstill Agreement as amended and extended, the Sobey Parties have agreed not to increase their percentage ownership of the Company's voting stock above the current level of approximately 25.6% of the outstanding shares, except in certain circumstances specified by the Standstill Agreement. The Sobey Parties have also agreed that they will not purchase any shares of the Company's voting stock except as contemplated by the Standstill Agreement, engage in a proxy contest relating to election of the Company's directors or certain other matters or enter into a voting trust agreement for the purpose of acquiring control of the Company. In addition, the Sobey Parties are restricted in their right to sell shares of the Company's voting stock owned by them.

    Under the Standstill Agreement, the Sobey Parties have certain rights to purchase securities from the Company to maintain their percentage ownership of the Company's voting stock and to maintain specified percentage ownership margins between their percentage ownership and that of the next largest shareholder. The specified margin is 13.5% (an arbitrary ownership margin negotiated by the parties at the time of the original Standstill Agreement), except that the margin is reduced to 5% in the case of certain shareholders that enter into separate standstill agreements with the Company. In the event that the Standstill Agreement permits the Sobey Parties to increase their percentage ownership in excess of approximately 25.6%, the Sobey Parties are required to place such excess shares in a voting trust pursuant to which the shares will be voted in proportion to the votes of small shareholders (generally, the holders of 5% or less of the Company's voting stock who are not affiliated with management of the Company). In cases where the Sobey Parties are entitled to purchase more than $5 million of shares from the Company, the Sobey Parties have certain rights to defer the purchase of their shares over specified periods of time ranging from 90 days to three years. The Company has agreed to use its best efforts to cause two nominees of the Sobey Parties to be elected as Directors of the Company and to place one nominee of the Sobey Parties on the Executive Committee of the Board. Presently, David F. Sobey and James W. Gogan serve as the Sobey Parties' designees on the Board and David F. Sobey as the designee on the Executive Committee. The Company has also agreed to certain restrictions on its ability to issue voting stock in connection with business acquisitions or otherwise to place large blocks of voting stock in the hands of a single person or group. In general, the Company has agreed not to sell voting stock to any person or group that owns, or would thereby own, more than 10% of the outstanding voting stock, except with the Sobey Parties' prior consent. In the case of business acquisitions, such limit is increased to 15%, provided that the Company obtains standstill agreements with such person or group and its controlling person, if any. The Sobey Parties also have a right to prevent the Company from entering into business acquisitions involving the issuance of as many shares of the Company's voting stock as the Sobey Parties then own. Such right is conditional on the Sobey Parties' delivery, at that time, of an offer to sell all of their shares to the Company at specified market prices (generally, the same prices being paid by third parties for the Company's stock).

    The Standstill Agreement will expire December 31, 1998, unless further extended. The Agreement provides that its term will be automatically renewed for successive one-year periods (but not beyond December 31, 2000) unless by July 31 of a given year either the Company or any of the Sobey Parties gives written notice of an intention not to further extend the term of the Agreement. The Sobey Parties have certain rights to terminate the Standstill Agreement, including the right to terminate in the event of certain tender offers by third parties or the accumulation of 25% or more of the outstanding voting shares of the Company by a third party.

OTHER

    Peter B. Webster, Clerk and Assistant Secretary of the Company, and Gregory S. Fryer, Assistant Secretary of the Company, are partners in the law firm of Verrill & Dana LLP, outside counsel to the Company.

                        RATIFICATION OF APPOINTMENT OF
                        INDEPENDENT PUBLIC ACCOUNTANTS

    Coopers & Lybrand L.L.P. were auditors for the fiscal year ended January 3, 1998, and subject to ratification by shareholders, have been appointed to serve as auditors for the fiscal year ending January 2, 1999.

    Representatives of Coopers & Lybrand L.L.P. are expected to attend the Meeting and to respond to appropriate questions from shareholders. The representatives will have the opportunity to make a statement if they so desire.

                      PROPOSED 1998 STOCK OPTION PLAN

    Subject to shareholder approval, the Board of Directors of the Company has adopted the Hannaford Bros. Co. 1998 Stock Option Plan. The purpose of the Plan is to provide associates of the Company and its subsidiaries with incentives to increase their equity ownership in the Company and to aid the Company in attracting and retaining executives and other associates of outstanding ability. The 1998 Plan is intended to replace the 1988 Stock Plan, under which the Company has been awarding stock options over the past ten years.

    Like the predecessor plan, the 1998 Plan provides the Human Resources Committee of the Company broad discretion to grant incentive stock options, nonqualified stock options, and stock appreciation rights ("SARs"). The Committee will have the power to interpret the Plan and to establish rules and regulations governing the administration of the Plan. The Committee will also determine which associates of the Company and its subsidiaries will be granted options or SARs. The Plan further provides that the Committee may cancel an award in the event of an associate's failure to comply with the terms of the award or misconduct. The following is a brief description of different types of awards under the Plan.

          OPTIONS. Incentive stock options and nonqualified stock options are rights to purchase shares at a specified option price. These options may be granted under the Plan at an option price not less than 100% of the fair market value of a share on the date of grant. The terms of each option shall be set forth in an Option Agreement, and no option may have an expiration date later than ten years from the date of grant. Payment to the Company upon exercise of an option may be made by check, Company stock or a combination thereof.

          If a participant ceases to be an employee of the Company or any subsidiary other than by reason of death or disability, any incentive stock options which were exercisable by the participant on the date of termination of employment may be exercised at any time before their expiration date or within three months after the date of termination, whichever is earlier, but only to the extent that the options were exercisable when employment ceased. If a participant's employment terminates because of disability, incentive stock options which were exercisable on the date of termination may be exercised any time before their expiration date, or within one year after the date of termination of employment, whichever is earlier, but only to the extent that the options were exercisable when employment ceased.

         If a participant ceases to be an employee of the Company or any subsidiary other than by reason of death, any nonqualified stock option which is exercisable by the participant on the date of termination may be exercised, as set forth in the Option Agreement, at any time prior to the expiration date, but only to the extent that the options were exercisable when employment ceased.


          In the event of a participant's death while employed by the Company or any subsidiary, the participant's estate, or any person to whom an incentive or nonqualified stock option passes by will or by the laws of descent and distribution, may exercise the option within one year after the date of death, to the extent the option was exercisable by the participant prior to his or her death.

          Unless an option qualifies as an incentive stock option, the option holder generally will have ordinary income for federal income tax purposes at the time of exercise, and the Company generally will then have a corresponding deduction for compensation expense. The income or deduction will equal the difference between the exercise price and the then fair market value of the underlying shares. In contrast, the holder of an incentive stock option generally will not be taxed on the option at the time of exercise. If certain holding periods and other conditions are met, the holder will instead have capital gain or loss at the time of resale of the underlying shares, equal to the difference between the resale price and the exercise price; the Company will have no corresponding tax deduction.

          STOCK APPRECIATION RIGHTS. SARs are the right to receive a payment, the amount of which is a function of changes in the per share value of the Company's stock. These rights may be granted under the Plan at a grant price of at least 100% of the fair market value of a share on the date of grant. Generally, the amount payable pursuant to a stock appreciation right is determined by the difference between the fair market value of a share on the date of exercise and the grant price. Payments may be made in cash, shares or a combination thereof. SARs may be granted in tandem with stock options.

     Awards for 1998 under the new Plan have not yet been made by the Human Resources Committee and are not currently determinable. Pursuant to SEC requirements, the following table illustrates the type of benefits available under the Plan, by describing equivalent stock options awarded during 1997 under the predecessor plan.

                               NEW PLAN BENEFITS
                             1998 STOCK OPTION PLAN

                                   DOLLAR VALUE ($) IF STOCK
                                   APPRECIATES FOR 10 YEARS AT        NO. OF
NAME/POSITION                     0%/YR.     5%/YR.     10%/YR.       UNITS

Hugh G. Farrington                    0      594,318    1,506,118     27,293
Larry A. Plotkin                      0      136,227      345,227      6,256
Richard A. Anicetti                   0      136,227      345,227      6,256
Paul A. Fritzson                      0      136,227      345,227      6,256
Ronald C. Hodge                       0      136,227      345,227      6,256
Blythe J. McGarvie                    0      136,227      345,227      6,256

Executive Group                       0    1,640,586    4,157,567     75,341

Non-Executive Director Group          0            0            0          0

Non-Executive Officer Employee Group  0      713,517    1,808,192     32,767


     A copy of the Plan is attached as Exhibit A. The affirmative vote of a majority of the outstanding shares of Common Stock is needed to approve the Plan. (For these purposes, abstentions and broker non-votes will have the same effect as a vote against the Plan.) If approved by the shareholders, the Plan will be effective as of February 13, 1998.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL
                      OF THE PROPOSED 1998 STOCK OPTION PLAN.



                 RE-APPROVAL OF 1993 LONG TERM INCENTIVE PLAN

     Under the Hannaford Bros. Co. 1993 Long Term Incentive Plan, which was approved by shareholders in May of 1993, the Human Resources Committee awards incentive compensation to selected key executives of the Company. Awards are made for periods of at least three years, and the payout of each award is contingent upon the Company achieving performance goals specified by the Committee. The goals for an award period may be expressed in terms of cumulative earnings per share, stock price, a combination thereof or a similar quantifiable measure. A description of recent awards under the Plan appears at pages 10 and 13 above.

     Awards under the Plan are intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code. Section 162(m) generally limits the tax deductibility of compensation paid for any year to any of the executive officers named in the Summary Compensation Table to $1,000,000. Qualifying performance-based compensation is not subject to the deduction limit. For compensation to qualify as performance-based, the material terms under which the compensation is to be paid, including the performance goals, must be disclosed to and approved by shareholders. Treasury Department regulations provide that if a compensation committee has authority to change performance goals after shareholder approval of a plan, the material terms of the plan must be disclosed to and re-approved by shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved the plan.

     Because the Plan permits the Human Resources Committee to set the performance goals each year and because 1998 is the fifth year since shareholders last approved the Plan, the Company is now seeking shareholder re-approval of the Plan so that future awards will continue to constitute performance-based compensation that is tax deductible by the Company.

     The Human Resources Committee has determined the 1998 awards and performance goals. The performance goals will be measured by the Company's cumulative after-tax earnings per share growth for fiscal years 1998-2000. Payouts under the Plan will depend upon future annual compensation levels and therefore cannot presently be computed. Pursuant to SEC requirements, the following table illustrates the benefits available under the Plan, assuming that annual compensation levels increase by 4% per year.



                               NEW PLAN BENEFITS
                         1993 LONG TERM INCENTIVE PLAN

                               DOLLAR VALUE ($) IF
                                  COMPANY MEETS
NAME/POSITION           THRESHOLD     TARGET     MAXIMUM  NUMBER OF UNITS(1)

Hugh G. Farrington       112,564     341,103     511,655         16.67%
Richard A. Anicetti       25,712      77,915     116,783          8.00%
Paul A. Fritzson          25,712      77,915     116,873          8.00%
Ronald C. Hodge           26,207      79,414     119,121          8.00%
Blythe J. McGarvie        25,712      77,915     116,873          8.00%
Larry A. Plotkin          25,712      77,915     116,873          8.00%

Executive Group           61,150     185,302     277,953          8.00%

Non-Executive
   Director Group              0           0           0             0

Non-Executive Officer
   Employee Group         46,554     141,072     211,608       8.00% or 4.5%


(1) Percentage of Cash Compensation for the next three years.

     For purposes of the foregoing table, "cash compensation" means the participant's aggregate salary and bonus compensation over the three-year award period ending in 2000. Company performance below the threshold goal will result in no payout to participants.

     Failure to obtain shareholder re-approval of the Plan would not change the award formulas for 1998-2000 or succeeding periods, but instead could affect the tax deductibility of payouts under the Plan where an executive's compensation in a given year exceeds the limit provided under Section 162(m) of the Code.

     A copy of the Plan is attached as Exhibit B. The affirmative vote of a majority of votes cast on this proposal is needed to re-approve the Plan. (For these purposes, abstentions will be counted toward the tally of votes cast; broker non-votes will not count as a vote cast.)

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RE-APPROVAL
                       OF THE 1993 LONG TERM INCENTIVE PLAN.




                            SHAREHOLDER PROPOSALS

    To be eligible for inclusion in the proxy materials for the 1999 Annual Meeting, a shareholder proposal for action to be taken at such Meeting must be in proper written form addressed to the attention of the Secretary of the Company and received at the Company's principal executive offices by December 5, 1998.

    The Company's Bylaws provide that any shareholder wishing to propose one or more candidates for election as a Director at the Annual Meeting of Shareholders in a given year shall, not earlier than January 1 nor later than February 28 of that year, provide written notice of such intended nomination to the Secretary of the Company. Such notice shall identify each proposed nominee and shall set forth the same information regarding the shareholder and each nominee as would be required to be set forth in a proxy statement under the proxy rules of the Securities and Exchange Commission. Upon receipt of such notice, the Secretary shall forward a copy thereof to the Corporate Governance Committee, which may consider whether to endorse the proposed candidate(s). A shareholder who has satisfied these notice requirements shall thereafter be entitled at the next Annual Meeting of Shareholders to place in nomination any nominee so described, regardless of whether the Committee or the Board of Directors has chosen to endorse the proposed candidate. This procedure for nominations by shareholders is not intended to relieve any person from obligations imposed under the proxy rules of the Securities and Exchange Commission, or to obligate the Company to include in its proxy statement a description of an intended Director nomination by a shareholder.

                                   GENERAL

    A copy of the Company's Annual Report for the fiscal year ended January 3, 1998, including financial statements, is enclosed herewith. It is not to be regarded as proxy soliciting material. The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means of communication, by employees of the Company, none of whom will receive additional compensation for such services or be specially hired for such purposes. The Company will reimburse brokers and other custodians, nominees and fiduciaries for out-of-pocket expenses reasonably incurred for sending proxy materials to principals and obtaining their proxies. The Company's transfer agent, Continental Stock Transfer & Trust Company, will assist in the distribution of proxy material to nominee accounts and will assist in obtaining their proxies. It is estimated that the fees and out-of-pocket expenses of such firm, payable by the Company in connection with the solicitation, will be approximately $1,000.



    The Board of Directors is not aware of any matters to be brought before the Meeting other than those set forth in this Proxy Statement. If any further business is properly presented at the Meeting, the persons named in the proxies will vote all shares represented according to their best judgment.

                           By order of the Board of Directors

                                                               Clerk




PROXY CARD-----(FRONT)-------

                             HANNAFORD BROS. CO.
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned appoints Hugh G. Farrington, Andrew P. Geoghegan and Blythe J. McGarvie, or any one of them, proxies with full power of substitution, to represent and vote all the shares of Common Stock of Hannaford Bros. Co. held by the undersigned, at the Annual Meeting of Shareholders to be held May 19, 1998, or any adjournment thereof.

1.  TO ELECT FOUR CLASS II DIRECTORS
    FOR all nominees listed below (except as marked to the contrary below) WITHHOLD AUTHORITY to vote for all nominees listed below
    (INSTRUCTION:  To withhold authority to vote for any individual nomi-
                   nee strike a line through the nominee's name below)
                   Hugh G. Farrington, David F. Sobey, Robert L. Strickland or Robert J. Tarr, Jr.

2.  TO ELECT TWO CLASS I DIRECTORS
    FOR all nominees listed below (except as marked to the contrary below) WITHHOLD AUTHORITY to vote for all nominees listed below
    (INSTRUCTION:  To withhold authority to vote for any individual nomi-
                   nee strike a line through the nominee's name below) Walter J. Salmon or John Robert Sobey

3.  TO RATIFY THE APPOINTMENT OF AUDITORS        FOR   AGAINST    ABSTAIN

4.  TO APPROVE THE HANNAFORD
    BROS. CO. 1998 STOCK OPTION PLAN             FOR   AGAINST    ABSTAIN

5.  TO RE-APPROVE THE HANNAFORD BROS.
    CO. 1993 LONG TERM INCENTIVE PLAN             FOR   AGAINST   ABSTAIN

6. In their discretion, upon such other matters as may properly come before the meeting.


                          (To be signed on other side)



                                         --------(BACK)---------

                                         THIS PROXY WHEN PROPERLY EXECUTED
                                         WILL BE VOTED IN THE MANNER DIRECTED
                                         HEREBY BY THE UNDERSIGNED
                                         SHAREHOLDER.  IF NO DIRECTION IS
                                         MADE, THIS PROXY WILL BE VOTED "FOR"
                                         PROPOSALS 1, 2, 3, 4 and 5.

                                             The undersigned hereby revokes
                                         any proxy previously given and
                                         acknowledges receipt of the Notice
                                         of, and Proxy Statement for, the
                                         aforesaid meeting and a copy of the
                                         1997 Annual Report.

                                         Dated                           1998



                                                     Signature(s)



                                                     Signature(s)

                                         Executors, administrators, trustees,
                                         partners, guardians, attorneys and
                                         corporate officers should add their
                                         titles as such.

                                         PLEASE MARK, SIGN AS YOUR NAME
                                         APPEARS ABOVE, DATE AND RETURN THE
                                         PROXY CARD PROMPTLY, USING THE
                                         ENCLOSED ENVELOPE




                                                            Exhibit A

                               HANNAFORD BROS. CO.
                             1998 STOCK OPTION PLAN

      1. PURPOSE. The purpose of the Plan is to provide Employees of Hannaford Bros. Co. and its Subsidiaries with additional incentives to contribute to the success of the Company and to attract, reward and retain Employees of outstanding ability.

      2. DEFINITIONS. As used in this Plan, the following words and phrases wherever capitalized shall have the following meanings unless the context clearly indicates that a different meaning is intended:

      (a) "Award" shall mean any Option or Stock Appreciation Right granted pursuant to the Plan.

      (b) "Award Agreement" shall mean a written instrument that specifies the terms, conditions and restrictions of an Award and incorporates the applicable provisions of the Plan and such additional provisions not inconsistent therewith as the Committee shall determine.

      (c) "Board" shall mean the Board of Directors of the Company.

      (d) "Code" shall mean the Internal Revenue Code of 1986, as from time to time amended.

      (e) "Committee" shall mean the committee described in Section 3, which shall have the authority to control and manage the administration of the Plan.

      (f) "Common Stock" shall mean common stock, par value, $.75 per share, of the Company.

      (g)  "Company" shall mean Hannaford Bros. Co.

      (h) "Disability" shall mean an Employee's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. An Employee shall not be considered disabled unless he or she furnishes proof of the existence of such Disability in such form and manner, and at such times, as the Committee may require.

      (i) "Employee" shall mean any person who is employed by the Company or any Parent or Subsidiary.


      (j) "Fair Market Value" shall mean, with respect to Shares, the closing price of Shares as reported on the New York Stock Exchange; provided, however, that the Fair Market Value of the Shares to be issued under any Incentive Stock Option shall be determined by the Committee in accordance with the applicable requirements of subsections 422(b)(4) and
 (c)(7) of the Code and the regulations issued thereunder.

      (k) "Incentive Stock Option" shall mean an option granted to an individual for any reason connected with his or her employment by a corporation, if granted by the employer corporation or its Parent or Subsidiary corporation, to purchase stock of any of such corporations, but only if such option meets the requirements of Section 422 of the Code.

      (l) "Nonqualified Stock Option" shall mean an Option granted under the Plan that is not an Incentive Stock Option.

      (m) "Option" shall mean a right granted under the Plan to purchase
 Shares.

      (n) "Optionee" shall mean an Employee who is granted an Option.

      (o) "Parent" shall mean, for purposes of the Incentive Stock Option provisions of the Plan, a parent company within the meaning of subsections 424(e) and (g) of the Code.

      (p) "Plan" shall mean the Hannaford Bros. Co. 1998 Stock Option Plan.

      (q) "Share" shall mean a share of Common Stock of the Company, as adjusted in accordance with subsection 4(b).

      (r) "Stock Appreciation Right" shall mean a right granted under
 Section 8 to receive a payment, the amount of which shall be determined by reference to the value of a Share.

      (s) "Subsidiary" shall mean, for purposes of the Incentive Stock Option provisions of the Plan, a subsidiary Company within the meaning of subsections 424(f) and (g) of the Code, and for all other purposes of the Plan, a Company of which Hannaford Bros. Co. owns directly or indirectly at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote.

      (t) "Treasury Shares" shall mean Shares that have been issued and subsequently acquired by the Company, but have not been canceled or retired.



      3.  ADMINISTRATION.

      (a) COMMITTEE MEMBERS. The Plan shall be administered by the members of the Human Resources Committee of the Board who are not employees of the Company or any Parent or Subsidiary and who otherwise qualify as "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and as "outside directors" within the meaning of Code Section 162(m), as amended, and the regulations thereunder. A majority of the members of the Committee shall constitute a quorum, and the action of a majority of the members present at any meeting at which a quorum is present shall be deemed the action of the Committee. Any member may participate in a meeting of the Committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Further, any action of the Committee may be taken without a meeting if all of the members of the Committee sign written consents, setting forth the action taken or to be taken, at any time before or after the intended effective date of such action.

      (b) POWERS. The Committee shall have the complete authority and discretion to administer the Plan, including the following powers which shall be exercised in accordance with the terms of the Plan:

           (i) to determine the Employees to whom Awards shall be granted;

           (ii) to determine the time or times at which Awards shall be granted;

           (iii) to determine the type or types of Awards to be granted;

           (iv) to determine the terms, conditions and restrictions of each Award;

           (v) to make adjustments in accordance with subsection 4(b);

           (vi) to prescribe, amend and rescind rules and regulations relating to the Plan;

           (vii) to interpret the Plan and make all other determinations deemed necessary or advisable for the administration of the Plan; and

           (viii) to delegate to any officer of the Company the authority to act for the Committee in such matters as the Committee may specify.



      Each determination, interpretation or other action taken pursuant to the Plan by the Committee (or an officer of the Company acting under a delegation of authority by the Committee) shall be final and conclusive for all purposes and binding upon all persons, including the Company, its Subsidiaries, the Board, the Committee, the Employees and their respective successors in interest.

      (c) SIGNATURES. The Committee may authorize any member thereof to execute all instruments required in the administration of the Plan, and such instruments may be executed by facsimile signature.

      4.  STOCK SUBJECT TO THE PLAN.

      (a) LIMITATIONS. Subject to the provisions of subsection (b), the maximum number of Shares available for grant under the Plan in each calendar year shall be one and one-half percent (1.5%) of the total outstanding Shares as of the first day of such year, provided that the maximum aggregate number of Shares which may be issued under the Plan pursuant to Incentive Stock Options shall be six million (6,000,000) Shares. Any unused portion of the percentage limit for any calendar year shall be carried forward and be made available for grants in succeeding calendar years. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares or Treasury Shares.

      In the event that any Shares subject to an Award are forfeited, such Shares shall, unless the Plan has been terminated, become available again for grant and shall not be counted again for purposes of the foregoing share limitation. In the event that any Option granted under the Plan expires or terminates without the issuance of Shares or payment of other consideration in lieu of such Shares, the unissued Shares subject to such Option shall, unless the Plan has been terminated, become available for other Awards, including other Options.

      In the event that an Employee transfers stock issued by the Company in full or partial payment of the option price of an Option granted under the Plan, only the difference between (i) the number of Shares issued upon exercise of the Option and (ii) the number of Shares transferred in payment of the option price shall be counted for purposes of the foregoing limitation on the maximum number of Shares available for grant under the Plan. Notwithstanding the foregoing, the total number of Shares issued pursuant to the exercise of an Incentive Stock Option shall be counted for purposes of the foregoing special limitation on Shares issued pursuant to Incentive Stock Options.


      (b) ADJUSTMENTS. If the number of Shares outstanding changes as a result of a stock split or stock dividend, the Committee shall proportionately adjust: (i) the maximum number of Shares available for grant and the maximum aggregate number of Shares which may be issued under Incentive Stock Options; (ii) the number of Shares to be issued under Awards; (iii) the option price with respect to Shares subject to Options; and (iv) the grant price with respect to Stock Appreciation Rights.

      In the event of a merger or consolidation in which the Company is the surviving company, or the acquisition by the Company of property or stock of another company, or any reorganization, the Committee shall appropriately adjust: (i) the number and class of Shares to be issued under Awards; (ii) the option price of Shares subject to Options; and
 (iii) the grant price with respect to Stock Appreciation Rights. Any adjustments under this subsection (b) affecting Incentive Stock Options shall be made so as to comply with the applicable provisions of Sections 422 and 424 of the Code.

      5. ELIGIBILITY.

      The Committee may, from time to time, designate Employees to whom Options or Stock Appreciation Rights may be granted in accordance with the terms of the Plan.

      6. GRANTING OF AWARDS.

      The Committee may grant more than one Award and more than one type of Award to any Employee; provided that no Incentive Stock Option shall be granted to any Employee who, at the time the Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary. For purposes of applying the percentage limitation of the preceding sentence, the ownership principles of subsection 424(d) of the Code shall apply. The terms and conditions of Awards need not be the same with respect to each Employee. An Employee who has been granted an Award may, if he or she is otherwise eligible, be granted additional Awards before the exercising of such prior Award.

      In no event may an Employee during any five (5) year period be granted Awards with respect to more than five hundred thousand (500,000) Shares, subject to adjustment as provided in Section 4. The Committee may condition the grant of an Award and the exercise of an Option or Stock Appreciation Right on the attainment of performance goals. Performance goals may be expressed in terms of earnings per Share, stock price, total shareholder return, return on equity, or any similar quantifiable measures.


       7. OPTIONS.

       (a) OPTION AGREEMENT. Each Option granted by the Committee shall be evidenced by an Award Agreement ("Option Agreement"), specifying the Option price, the number of Shares subject to the Option and such other terms, conditions and restrictions as the Committee shall determine. In addition, each Option shall be clearly identified as either an Incentive Stock Option or a Nonqualified Stock Option.

       (b) TERM OF OPTION. The term of each Option shall be set forth in the Option Agreement, but in no event shall an Option be exercisable after the expiration of ten (10) years from the date such Option is granted.

       (c) OPTION PRICE. The option price for Shares to be issued under any Option shall not be less than one hundred percent (100%) of the Fair Market Value of such Shares on the date the Option is granted.

       (d) NONTRANSFERABILITY OF OPTIONS. Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, other than by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by such Optionee. Notwithstanding the preceding sentence to the contrary, the Committee may permit the transfer of Nonqualified Stock Options to family members or family trusts (and exercise by the transferee) to the extent Rule 16b-3 under the Securities Exchange Act of 1934 permits such transfers.

       (e) MANNER OF EXERCISE. An Option granted under the Plan shall be exercisable at such times and under such circumstances as shall be permissible under the terms of the Plan and of the Option Agreement. An Option shall be deemed to be exercised when the Optionee gives written notice of such exercise to the Company in accordance with the terms of the Option Agreement and the Company receives full payment for the Shares with respect to which the Option is exercised. Payment shall be made by check payable to the Company, delivery of stock issued by the Company or a combination thereof, subject to the terms of the Option Agreement.

      Stock transferred to the Company in full or partial payment for Shares shall be valued at Fair Market Value on the date that such transfer is recorded upon the books of the Company, following actual or constructive delivery of such stock to the Company in a form suitable for transfer.

      (f) TERMINATION OF EMPLOYMENT. In the event an Optionee ceases to be employed by the Company or any Parent or Subsidiary, and is no longer employed by any of them, for any reason other than death or Disability, such Optionee may, subject to the terms of the Option Agreement, exercise an Option at any time prior to the expiration date of such Option (or, in the case of an Incentive Stock Option, within three (3) months after the date the Optionee's employment ceases, whichever is earlier), but only to the extent the Optionee had the right to exercise such Option at the date his or her employment ceased. An Optionee's employment shall be deemed terminated on the date such Optionee's employer ceases to be a Parent or Subsidiary.

      (g) DISABLED OPTIONEE. In the event an Optionee who is disabled ceases to be employed by the Company or any Parent or Subsidiary by reason of such Disability, and is no longer employed by any of them, such Optionee may, subject to the terms of the Option Agreement, exercise an Option at any time prior to the expiration date of such Option (or, in the case of an Incentive Stock Option, within one (1) year after the date such Optionee's employment ceases, whichever is earlier), but only to the extent the Optionee had the right to exercise such Option at the date his or her employment ceased.

      (h) DEATH OF OPTIONEE. In the event an Optionee dies while in the employ of the Company or any Parent or Subsidiary, then to the extent that the Optionee would have been entitled to exercise an Option immediately prior to his or her death, such Option may be exercised by the estate of such Optionee or by such person or persons to whom such Optionee's rights pass by will or by the laws of descent and distribution at any time prior to the expiration date of such Option or within one (1) year after the death of the Optionee, whichever is earlier.

      8. STOCK APPRECIATION RIGHTS.

      (a) SAR AGREEMENT. Any Stock Appreciation Rights granted by the Committee shall be evidenced by an Award Agreement ("SAR Agreement"), specifying the grant price, the number of such rights, and such other terms, conditions and restrictions as the Committee shall determine.

      (b) TERM. The term of each Stock Appreciation Right shall be set forth in the SAR Agreement, but in no event shall a Stock Appreciation Right be exercisable after the expiration of ten (10) years from the date such right is granted.

      (c) AMOUNT OF PAYMENT. An Employee to whom a Stock Appreciation Right has been granted shall be entitled to receive payment of an amount equal to the excess of (i) the Fair Market Value of one (1) Share on the date of exercise of such right over (ii) the grant price of the right; provided that the Fair Market Value of one (1) share with respect to a Stock Appreciation Right that is not related to an Incentive Stock Option may be determined at any time during a period before the date of exercise as specified in the SAR Agreement.

      (d) GRANT PRICE. The grant price of a Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of one
 (1) Share on the date that the Stock Appreciation Right is granted.

      (e) NONTRANSFERABILITY OF RIGHTS. Stock Appreciation Rights may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, other than by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Employee only by such Employee.

      (f) MANNER OF EXERCISE. A Stock Appreciation Right granted under the Plan shall be exercisable at such times and under such circumstances as shall be permissible under the terms of the Plan and of the SAR Agreement. A Stock Appreciation Right shall be deemed exercised when an Employee gives written notice of such exercise to the Company in accordance with the terms of the SAR Agreement.

      (g) FORM OF PAYMENT. Payment with respect to the exercise of a Stock Appreciation Right may be made in cash, Shares or a combination thereof, as the Committee shall determine. To the extent that such payment is made in Shares, the Shares shall be valued at Fair Market Value on the date of payment.

      (h) RELATED OPTIONS. A Stock Appreciation Right may, but need not, relate to an Option granted under Section 7. A Stock Appreciation Right related to a Nonqualified Stock Option may be granted simultaneously with the granting of such Option or at any time thereafter before the exercise or termination of such Option. A Stock Appreciation Right related to an Incentive Stock Option shall be granted at the same time such Option is granted.

      A Stock Appreciation Right related to the full number of Shares subject to an Option shall terminate upon exercise or termination of the Option to the extent such Option is exercised or terminated. A Stock Appreciation Right related to less than the full number of Shares subject to an Option shall not be affected by the exercise or termination of the Option until such exercise or termination exceeds the number of Shares not related to the Stock Appreciation Right; thereafter such right shall terminate to the extent such Option is further exercised or terminated.


      To the extent that a Stock Appreciation Right related to an Option has been exercised, such Option shall no longer be exercisable.

      9. DEFERRED SHARES. An Employee may elect, in such manner and subject to such terms and conditions as the Committee may prescribe, to defer the receipt of profit Shares purchased by transferring previously acquired Shares upon the exercise of a Nonqualified Stock Option. For purposes of the Plan, "profit Shares" shall mean Shares representing the difference between the number of previously acquired Shares transferred and the number of Shares purchased.

      10. CANCELLATION OF AWARDS. Notwithstanding any provision of the Plan to the contrary, the Committee may cancel any Award, whether vested or not, if at any time an Employee is not in compliance with the applicable terms of the Award Agreement or in the event of a serious breach of conduct, including but not limited to failure to comply with the terms of an agreement not to compete with the Company or disclose confidential information.

      11. CHANGE IN CONTROL. Upon the occurrence of a Change in Control Event, all then outstanding Options and Stock Appreciation Rights not previously exercisable shall immediately become fully exercisable. For purposes of this Section, each of the following events shall constitute a Change in Control Event:

      (a) Any person acquires beneficial ownership of securities of the Company and is or thereby becomes a beneficial owner of securities entitling such person to exercise twenty-seven percent (27%) or more of the combined voting power of the Company's then outstanding stock.

      For purposes of the Plan, "beneficial ownership" shall be determined in accordance with Regulation 13D under the Securities Exchange Act of 1934, or any similar successor regulation or rule; and the term "person" shall include any natural person, company, partnership, trust or association, or any group or combination thereof, whose ownership of securities of the Company would be required to be reported under such Regulation 13D, or any similar successor regulation or rule.

      (b) Within any twenty-five (25) month period, individuals who were Outside Directors at the beginning of such period, together with any other Outside Directors first elected as directors of the Company pursuant to nominations approved or ratified by at least two-thirds (2/3) of the Outside Directors in office immediately prior to such respective elections, cease to constitute a majority of the Board.


      For purposes of the Plan, an "Outside Director" as of a given date shall mean a member of the Board who has been a director of the Company throughout the six (6) months prior to such date and who has not been an employee of the Company at any time during such six (6) month period.

      (c) The Company ceases to be a reporting company pursuant to Section 13(a) of the Securities Exchange Act of 1934 or any similar successor provision.

      (d) The Company's shareholders approve:

           (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving Company or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger or consolidation of the Company in which the holders of the Common Stock immediately prior to the merger or consolidation have substantially the same proportionate ownership and voting control of the surviving Company immediately after the merger or consolidation; or

           (ii) any sale, lease, exchange, liquidation or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

      Notwithstanding subparagraphs (i) and (ii) above, the term "Change in Control Event" shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of the Company is owned, directly or indirectly, by a holding company, and the holders of Common Stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of the holding company.

      12. AMENDMENT AND TERMINATION.

      (a) AMENDMENT. The Committee, without further approval of the shareholders of the Company, may amend the Plan from time to time in such respects as the Committee may deem advisable, provided that no amendment shall become effective prior to ratification by the Board and approval by shareholders if such amendment:

           (i) increases the maximum aggregate number of shares which may be issued pursuant to Incentive Stock Options; or

           (ii) increases the maximum number of Shares that may be granted to an Employee.


      (b) TERMINATION. The Board, without further approval of the shareholders of the Company, may at any time terminate the Plan.

      (c) EFFECT OF AMENDMENT OR TERMINATION. Any such amendment or termination of the Plan shall not adversely affect Awards already granted without the written consent of the affected individual, and such Awards shall remain in full force and effect as if the Plan had not been amended or terminated.

      13. EFFECTIVE DATE OF PLAN. The Plan shall be effective upon its adoption by the Board or its approval by the shareholders of the Company, whichever is later.

      14. TERM OF PLAN. No Award shall be granted pursuant to the Plan after ten (10) years from the earlier of the date the Plan is adopted or the date the Plan is approved by shareholders. Awards granted prior to the end of such period may extend beyond such period, except as otherwise provided herein or in the Award Agreement.

      15. ARBITRATION. Arbitration as hereinafter provided shall be the exclusive remedy for resolving any claim or dispute arising under the Plan.

      (a) Any arbitration under the Plan, and any related judicial proceeding, shall be initiated and shall proceed pursuant to the provisions of the Maine Uniform Arbitration Act (the "Act") and, to the extent consistent with the Act, the then prevailing rules of the American Arbitration Association (the "Association") for labor and employment contracts. To initiate arbitration, demand shall be given in writing to the Association and the other party no later than one year after the claim arises. Any claim for which such demand is not made within one year after the claim arises shall be barred and discharged absolutely.

      (b) Any arbitration under the Plan shall be before a single arbitrator, and an award in such arbitration may include only damages which the arbitrator determines to be due under express provisions of the Plan and applicable Award Agreement. The arbitrator shall have no authority to award any other damages, including without limitation, consequential and exemplary damages. Any award in arbitration shall be subject to enforcement and appeal pursuant to the Act.

      (c) The Company and the Employee shall share equally all costs and fees charged by the Association or the arbitrator.


      16. MISCELLANEOUS.

      (a) AWARD AGREEMENT. Upon executing an Award Agreement, an Employee shall be bound by such Agreement and by the applicable provisions of the Plan.

      (b) EMPLOYMENT. The granting of an Award to an Employee shall not give the Employee any right to be retained in the employ of the Company or any Parent or Subsidiary, nor shall the existence of the Plan impair the right of the Company or any Parent or Subsidiary to discharge or otherwise deal with an Employee.

      (c) TAX WITHHOLDING. The Company shall be authorized to withhold from any Award granted, or payment due, under the Plan the amount of any taxes required by law to be withheld because of such Award or payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

      (d) GOVERNING LAW. The Plan is established under and shall be construed according to the laws of the State of Maine.

      (e) HEADINGS. Paragraph headings are included solely for convenience and shall in no event affect, or be used in connection with, the interpretation of the Plan.



                                                             Exhibit B

                              HANNAFORD BROS. CO.
                         1993 LONG TERM INCENTIVE PLAN
              (as amended and restated, effective January 4, 1998)

      1. PURPOSE. The purpose of this Plan is to provide additional compensation as an incentive to selected key employees upon whose efforts the continued successful and profitable operations of Hannaford Bros. Co. are largely dependent, and to ensure the continued availability of the services of selected key employees to Hannaford Bros. Co.

      2. DEFINITIONS. As used in this Plan, unless the context clearly indicates otherwise:

      (a) "Actual Award" means the amount payable to a Participant pursuant to Section 5.

      (b) "Award Period" means a period of at least 3 fiscal years, as designated by the Committee.

      (c) "Basic Award" means the percentage of a Participant's
 Compensation, not exceeding 25 percent, determined by the Committee pursuant to Section 3.

      (d) "Board" means the Board of Directors of Hannaford Bros. Co.; provided, however, that in all instances in which the Board exercises any discretion under the Plan with respect to the amount of an Actual Award, "Board" means only those members of the Board of Directors of Hannaford Bros. Co. who have not been employees of the Corporation or one of its Subsidiaries.

      (e) "Committee" means the Human Resources Committee of the Board.

      (f) "Compensation" means, effective with respect to Award Periods commencing after December 2, 1996, the aggregate base salary and annual incentive compensation earned by a Participant during an Award Period (or during the portion of an Award Period for which he or she is a Participant) for services rendered to the Corporation or one of its Subsidiaries, without regard to any deferral of such amounts.

      (g) "Corporation" means Hannaford Bros. Co.

      (h) "Earnings Per Share" means earnings per share as reported in the Consolidated Statement of Earnings in the Corporation's Annual Report, but before any extraordinary items that the Board, in its sole discretion, disregards for purposes of the Plan.


      (i) "Participant" means an employee of the Corporation or one of its Subsidiaries to whom a Basic Award has been made under the Plan.

      (j) "Performance Goal" means a growth objective established by the Committee pursuant to Section 4.

      (k) "Plan" means the Hannaford Bros. Co. 1993 Long Term Incentive Plan, as it may be amended from time to time.

      (l) "Subsidiary" means a corporation of which Hannaford owns directly or indirectly at least 50 percent of the total combined voting power of all classes of stock entitled to vote.

      3. PARTICIPATION. The Committee shall: (a) designate which, if any, employees of the Corporation or a Subsidiary shall be Participants for an Award Period; (b) determine the duration of such Award Period; and (c) award a Basic Award for each such Participant. The Basic Award of a Participant who is promoted during an Award Period to a position with respect to which a higher Basic Award is in effect shall adjust automatically to reflect for the remainder of the Award Period the higher Basic Award. The Committee may designate that a newly hired or newly promoted employee of the Corporation or a Subsidiary shall be a Participant for an Award Period that commenced prior to the date of such designation.

      4. PERFORMANCE GOALS. The Committee shall establish both a low and a high Performance Goal for each Award Period. The Performance Goals for any Award Period need not be the same with respect to all Participants.

      The Performance Goals for an Award Period shall be expressed in terms of cumulative Earnings Per Share, stock price, a combination thereof or a similar quantifiable measure. The low Performance Goal ("Low Goal") shall represent, in the sole judgment of the Committee, at least minimally acceptable performance. The high Performance Goal ("High Goal") shall represent, in the sole judgment of the Committee, a challenging but attainable goal.

      5. ACTUAL AWARDS. The amount of the Actual Award, if any, that is earned by a Participant during an Award Period shall be determined initially as follows:

      (a) if the Corporation's actual performance equals the Low Goal, the Actual Award shall be the percentage of the Basic Award established by the Committee at the beginning of the Award Period; and


      (b) if the Corporation's actual performance equals the High Goal, then the Actual Award shall equal 100% of the Basic Award.

      If actual performance exceeds the High Goal, in no event shall a Participant's Actual Award exceed 150% of the Basic Award. Further, no Actual Award shall be paid if the Corporation's actual performance is less than the Low Goal. If the Corporation's actual performance exceeds the Low Goal but does not equal the High Goal, then the Actual Award shall equal a percentage (not less than the percentage established for attainment of the Low Goal and not more than 100%) of the Basic Award as determined by the Committee at the beginning of the Award Period.

      The Committee shall have the right to adjust the Actual Award if it finds such adjustment necessary to provide fair and equitable treatment of the interests of both the Participants and the Corporation's shareholders.

      The Board shall have the right to adjust the Actual Award of any Participant, either increasing or decreasing the same, if in its sole judgment the Actual Award is inconsistent with the Participant's performance during the relevant Award Period, measured individually or as a member of a group. In exercising this discretion, the Board may rely on reports or other information furnished to it, either directly or through the Committee, by the Chief Executive Officer of the Corporation.

      6. PAYMENT OF ACTUAL AWARDS. The Actual Award earned by a Participant shall be paid after the close of the final fiscal year of the relevant Award Period. In the sole discretion of the Committee, an Actual Award may be paid in cash, common stock of the Corporation at fair market value at the time of payment, or any combination of cash and common stock. Payment in the form of common stock may be subject to restrictions on transfer and vesting and to such other terms, conditions and restrictions as the Committee may determine in a separate written instrument.

      Prior to the payment of any Actual Award, the Board shall review the aggregate amount of all such Awards then payable to determine whether the consolidated earnings and return on assets of the Corporation are adequate to justify such payments. If in its sole judgment the Board determines that such earnings or return are inadequate, it shall have the right to disallow, in whole or in part, any Award, and the Corporation shall not have any obligation to any Participant for any portion of an Award so disallowed.


      7. TERMINATION OF EMPLOYMENT. If a Participant terminates employment with the Corporation and its Subsidiaries during an Award Period because he or she retires under the Hannaford Cash Balance Plan, becomes disabled or dies, such Participant shall be entitled to an Actual Award based on his or her during the portion of the Award Period that he or she was actively employed. Any Actual Awards payable to a deceased Participant shall be paid to his or her estate.

      Upon a Participant's termination of employment for any reason other than retirement or disability, the dates on which the Participant's Basic Awards become Actual Awards under the Plan shall be accelerated to the last day of the fiscal year in which the termination occurs. For purposes of calculating the Participant's Actual Award for any Award Period curtailed by reason of such acceleration, the Committee shall reestablish the High and Low Performance Goals to reflect only the number of years in the curtailed Award Period.

      If a Participant's employment terminates during an Award Period for any reason other than retirement, disability, or death, the Participant shall forfeit any Actual Award otherwise payable, unless the Committee determines that such Award shall be paid, in whole or in part, in accordance with this Section.

      8. ADMINISTRATION. This Plan shall be administered by the Committee. The Committee shall have sole and complete discretion with respect to the exercise of all permissive powers and authority granted to the Committee by this Plan, and shall have sole and complete authority to construe and interpret the Plan. All actions, determinations, and decisions of the Committee shall be final, conclusive, and binding on all parties, unless otherwise determined by the Board.

      9. GOVERNING LAW. This Plan shall be governed and construed in accordance with the laws of the State of Maine.

      10. AMENDMENT OR TERMINATION OF PLAN. The Committee may amend or terminate this Plan at any time; provided, however, that no such action shall affect the rights of a Participant with respect to any Award to which the Participant became entitled prior to the effective date of such action.

      11. ACCELERATION OF AWARDS UPON CHANGE IN CONTROL. Upon the occurrence of a Change in Control Event, the dates on which Basic Awards become Actual Awards under the Plan shall be accelerated to the date of such Event. For purposes of calculating Actual Awards for any curtailed Award Period, the Committee shall reestablish the High and Low Performance Goals to reflect only the number of years and full calendar months in the curtailed Award Period.

      Payment of an Actual Award determined pursuant to this Section shall be made in a lump sum cash payment on or before the earlier of the following dates: (i) 90 days after the Participant's employment with the Corporation terminates; or (ii) 90 days after the close of the final fiscal year of the relevant Award Period, without regard to any curtailment pursuant to this Section.

      If any acceleration or payment pursuant to this Section is, in the sole judgment of the Committee as constituted prior to the occurrence of the Change in Control Event, unnecessary to protect Participants' rights under the Plan, the Committee may make such other adjustments (or make no adjustments) as it deems appropriate to protect Participants' rights, in lieu of the protections provided in this Section.

      The term "Change in Control Event" shall have the meaning given such term in the Hannaford Supplemental Executive Retirement Plan.

      12. NONALIENATION OF BENEFITS. Awards under this Plan shall not be subject to alienation, assignment, garnishment, attachment or levy of any kind, and any attempt to cause an award to be so subjected shall not be recognized.

      13. EFFECTIVE DATE. This Plan was originally effective January 3, 1993. The effective date of this amendment and restatement of the Plan shall be January 4, 1998.

      14. TRANSITION RULES. If in any fiscal year a Participant is entitled to payment of an Actual Award under this Plan and payment of an actual award under the Company's 1980 Long Term Incentive Plan ("Prior Plan"), the amount payable under this Plan for such year shall be reduced by the amount paid under the Prior Plan for such year.

      The Committee may designate that a newly hired or newly promoted employee of the Corporation or a Subsidiary shall be a Participant for an award period that commenced under the Prior Plan after 1988 and prior to the original effective date of this Plan. In such event, the Participant's Actual Award shall be determined based on the low and high performance goals established by the Human Resources Committee under the Prior Plan for such award period.